Exhibit 99.1

First Foundation Announces 2016 Third Quarter Financial Results

•	Earnings per diluted share of $0.58
•	$7.2 million gain on sale of loans
•	Strong loan and deposit growth

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and nine months ended September 30, 2016.

“Our third quarter results are a reflection of remaining focused on our business plan and delivering an excellent client experience across our entire platform. We continue to manage the firm to high standards and prudent business principals, including a strong credit culture, which is reflected by our NPA ratio of 28 basis points.” said Scott F. Kavanaugh, CEO.

Highlights

Financial Results:

•	Compared to 2015 third quarter:
o	Earnings per fully diluted share were $0.58, an increase of 176%
o	Earnings were $9.7 million, an increase of 250%
o	Total revenues (net interest income and noninterest income) were $38.2 million, an increase of 71%
o	Net interest income was $23.2 million, an increase of 50%
•	Financial ratios:
o	Efficiency ratio of 60.0% for the quarter and 66.5% for year to date
o	Return on average assets of 1.29% for the quarter and 0.80% for year to date
o	Return on average equity of 13.7% for the quarter and 8.2% for year to date
o	Shareholders’ equity of $287 million and tangible book value of $17.49 per share, in each case, as of September 30, 2016

Quarterly Transactions:

•

A $7.2 million gain was realized on the sale of $265 million of loans secured by multifamily properties to Freddie Mac who securitized the loans as part of their small balance loan program. $2.2 million of this gain was related to a clause included in the agreement with Freddie Mac which provided for changes in pricing based upon changes in rates on certain treasury swap indices. To reduce the interest rate risk created by this clause, in the second quarter of 2016 the Company entered into a swap agreement, and, as a result of changes in interest rates, paid $2.4 million, including fees, to counterparties under the swap agreement. This amount was recognized in the second quarter of 2016 as a loss in capital markets activities.

•

A $1.0 million gain was realized on the sale of $64 million of securities. Due to changes in the interest rate markets in July 2016, the Company decided to sell certain mortgage backed securities from its portfolio that carried higher risks of prepayments.

•

A $0.8 million reduction in taxes on income was realized in the third quarter as a result of the adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvement to Employee Share-Based Payment Accounting” (“ASU 2016-09”). Under this new standard, excess tax benefits and deficiencies resulting from the exercise of, or vesting of, stock awards are now recognized as income tax benefit or expense in the period in which they occur. As set forth in ASU 2016-09, the Company recognized the impact of any activity that occurred since January 1, 2016 in the third quarter results.

“The loan and securities sales and the tax benefit from adopting the new accounting standard substantially increased our already strong base of earnings in the third quarter” stated John Michel, CFO. “We expect to continue our strong growth in the coming quarters and project our earnings in the fourth quarter of 2016 to be between $0.24 and $0.26 per fully diluted share.”

Other Activity:

•	Loan originations totaled $424 million for the quarter and $1.32 billion year to date;
•	Deposits increased by $73 million for the quarter and $817 million year to date; and
•	Assets under management (“AUM”) at FFA increased by $69 million for the quarter and $126 million year to date.

“Our team has been working diligently to provide for our clients’ needs, and uncover new opportunities to work with existing clients, while also attracting new business,” stated John Hakopian, President of FFA. “We measure success on how well we do for our clients and will continue our mission to deliver trusted, conflict-free services.”

Details of Growth

•

Total loans, including loans held for sale, increased $743 million during the first nine months of 2016 as a result of the $1.32 billion of originations which was offset by the sale of $265 million of loans and payoffs or scheduled payments of $311 million.

•

The $817 million growth in deposits for the first nine months of 2016 was broken down as follows: $476 million increase in noninterest bearing demand deposits; $84 million decrease in interest bearing demand deposits; $344 million increase in money market and savings accounts; and $81 million increase in certificate of deposit accounts.

•

The $126 million growth in AUM for the first nine months of 2016 was the result of $224 million of new accounts and $224 million of portfolio gains which were partially offset by terminations of $229 million and net withdrawals of $93 million.

“Our growth in loans and deposits during the quarter remained strong and in line with our expectations which, as expected, was slightly lower than what we experienced in the second quarter” stated David DePillo, President of FFB. “We were also very pleased with the final results of our loan sale and expect sales of multifamily loans on a recurring annual basis in the future.”

As previously announced, First Foundation Bank entered into a definitive agreement to acquire two branches located in Laguna Hills and Seal Beach, California with deposits of approximately $200 million. This transaction is expected to be completed before the end of the year subject to regulatory approval and customary closing conditions.

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.ff-inc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and the risk that the Federal Reserve Board will continue to keep interest rates low, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; and the risk that we do not successfully integrate Pacific Rim Bank’s business and customers or otherwise fail to achieve anticipated business enhancements related to the acquisition. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on March 15, 2016, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2015 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

Email:  jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$496,813	$215,748
Securities available-for-sale (“AFS”)	542,703	565,135
Loans held for sale	200,002	-

Loans, net of deferred fees	2,308,829	1,765,483
Allowance for loan and lease losses (“ALLL”)	(13,600)	(10,600)
Net loans	2,295,229	1,754,883

Investment in FHLB stock	25,677	21,492
Deferred taxes	10,156	15,392
Premises and equipment, net	5,342	2,653
Real estate owned (“REO”)	544	4,036
Goodwill and intangibles	2,232	2,416
Other assets	14,970	10,824
Total Assets	$3,593,668	$2,592,579

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$2,338,737	$1,522,176
Borrowings	951,000	796,000
Accounts payable and other liabilities	16,637	14,667
Total Liabilities	3,306,374	2,332,843

Commitments and contingencies	-	-
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 16,300,833 and 15,980,526 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	16	16
Additional paid-in-capital	231,631	227,262
Retained earnings	50,548	33,762
Accumulated other comprehensive income (loss), net of tax	5,099	(1,304)
Total Shareholders’ Equity	287,294	259,736

Total Liabilities and Shareholders’ Equity	$3,593,668	$2,592,579

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Interest income:
Loans	$22,231	$15,634	$61,362	$41,097
Securities	3,202	1,107	9,423	2,744
FHLB Stock, fed funds sold and deposits	571	367	1,490	1,418
Total interest income	26,004	17,108	72,275	45,259

Interest expense:
Deposits	2,426	1,328	6,194	3,366
Borrowings	415	319	1,636	1,137
Total interest expense	2,841	1,647	7,830	4,503

Net interest income	23,163	15,461	64,445	40,756

Provision for loan losses	1,231	570	2,881	1,473

Net interest income after provision for loan losses	21,932	14,891	61,564	39,283

Noninterest income:
Asset management, consulting and other fees	6,141	5,870	18,127	17,642
Gain on sale of loans	7,238	205	7,238	205
Gain (loss) on capital markets activities	993	-	(1,055)	-
Other income	707	793	2,664	1,645
Total noninterest income	15,079	6,868	26,974	19,492

Noninterest expense:
Compensation and benefits	12,059	10,870	36,707	29,440
Occupancy and depreciation	3,072	2,561	8,783	6,486
Professional services and marketing costs	3,525	1,481	7,808	4,051
Other expenses	2,880	2,044	7,505	4,311
Total noninterest expense	21,536	16,956	60,803	44,288

Income before taxes on income	15,475	4,803	27,735	14,487
Taxes on income	5,800	2,041	10,949	6,157
Net income	$9,675	$2,762	$16,786	$8,330

Net income per share:
Basic	$0.60	$0.22	$1.04	$0.87
Diluted	$0.58	$0.21	$1.01	$0.84
Shares used in computation:
Basic	16,257,008	12,623,924	16,132,112	9,534,056
Diluted	16,787,947	13,074,935	16,682,807	9,929,445

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Selected Income Statement Data:
Net interest income	$23,163	$15,461	$64,445	$40,756
Provision for loan losses	1,231	570	2,881	1,473
Noninterest Income:
Asset management, consulting and other fees	6,141	5,870	18,127	17,642
Gain on sale of loans	7,238	205	7,238	205
Gain (loss) on capital markets activities	993	-	(1,055)	-
Other	707	793	2,664	1,645
Noninterest expense	21,536	16,956	60,803	44,288
Income before taxes	15,475	4,803	27,735	14,487
Net income	9,675	2,762	16,786	8,330
Net income per share:
Basic	$0.60	$0.22	$1.04	$0.87
Diluted	0.58	0.21	1.01	0.84

Selected Performance Ratios:
Return on average assets - annualized	1.29%	0.59%	0.80%	0.68%
Return on average equity - annualized	13.7%	5.8%	8.2%	8.1%
Net yield on interest-earning assets	3.15%	3.43%	3.15%	3.45%
Efficiency ratio (1)	60.0%	75.9%	66.5%	73.5%
Noninterest income as a % of total revenues	39.4%	30.8%	29.5%	32.4%

Other Information:
Loan originations	$424,462	$213,489	$1,323,171	$626,128
Charge-offs (recoveries) / average loans - annualized	(0.03)%	0.02%	(0.01)%	0.03%

(1)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	September 30, 2016	December 31, 2015
Selected Balance Sheet Data:
Cash and cash equivalents	$496,813	$215,748
Loans held for sale	200,002	-
Loans, net of deferred fees	2,308,829	1,765,483
Allowance for loan and lease losses (“ALLL”)	(13,600)	(10,600)
Total assets	3,593,668	2,592,579
Noninterest-bearing deposits	775,466	299,794
Interest-bearing deposits	1,563,271	1,222,382
Borrowings - FHLB Advances	951,000	796,000
Shareholders’ equity	287,294	259,736

Selected Capital Data:
Tangible common equity to tangible assets(2)	7.94%	9.93%
Tangible book value per share(2)	$17.49	$16.10
Shares outstanding at end of period	16,300,833	15,980,526

Other Information:
Assets under management (end of period)	$3,597,318	$3,471,237
Number of employees	325	295
Loan to deposit ratio	107.3%	116.0%
Nonperforming assets to total assets	0.28%	0.32%
Ratio of ALLL to loans(3)	0.59%	0.61%

(2)

Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $2.2 million and $2.4 million of intangible assets as of September 30, 2016 and December 31, 2015, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios. Accordingly, we believe that tangible common equity to tangible assets and tangible book value per share provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

(3)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Banking:
Interest income	$26,004	$17,108	$72,275	$45,259
Interest expense	2,841	1,509	7,830	3,829
Net interest income	23,163	15,599	64,445	41,430
Provision for loan losses	1,231	570	2,881	1,473
Noninterest income	9,923	1,839	11,505	4,501
Noninterest expense	16,134	11,653	43,746	28,138
Income before taxes on income	$15,721	$5,215	$29,323	$16,320

Wealth Management:
Noninterest income	$5,319	$5,171	$15,917	$15,426
Noninterest expense	4,697	4,685	14,536	13,950
Income before taxes on income	$622	$486	$1,381	$1,476

Other and Eliminations:
Interest income	$-	$-	$-	$-
Interest expense	-	138	-	674
Net interest income	-	(138)	-	(674)
Noninterest income	(163)	(142)	(448)	(435)
Noninterest expense	705	618	2,521	2,200
Income before taxes on income	$(868)	$(898)	$(2,969)	$(3,309)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016

Interest income:
Loans	$15,634	$16,384	$18,170	$20,961	$22,231
Securities	1,107	2,483	3,121	3,100	3,202
FHLB Stock, fed funds sold and deposits	367	345	407	512	571
Total interest income	17,108	19,212	21,698	24,573	26,004

Interest expense:
Deposits	1,328	1,520	1,795	1,973	2,426
Borrowings	319	258	542	679	415
Total interest expense	1,647	1,778	2,337	2,652	2,841

Net interest income	15,461	17,434	19,361	21,921	23,163

Provision for loan losses	570	1,200	400	1,250	1,231

Net interest income after provision for loan losses	14,891	16,234	18,961	20,671	21,932

Noninterest income:
Asset management, consulting and other fees	5,870	5,844	6,001	5,985	6,141
Gain on sale of loans	205	2,730	-	-	7,238
Gain (loss) on capital markets activities			310	(2,358)	993
Other income	793	707	674	1,283	707
Total noninterest income	6,868	9,281	6,985	4,910	15,079

Noninterest expense:
Compensation and benefits	10,870	11,016	12,724	11,924	12,059
Occupancy and depreciation	2,561	2,774	2,815	2,896	3,072
Professional services and marketing costs	1,481	1,439	1,723	2,560	3,525
Other expenses	2,044	1,941	2,155	2,470	2,880
Total noninterest expense	16,956	17,170	19,417	19,850	21,536

Income before taxes on income	4,803	8,345	6,529	5,731	15,475
Taxes on income	2,041	3,297	2,742	2,407	5,800
Net income	$2,762	$5,048	$3,787	$3,324	$9,675

Net income per share:
Basic	$0.22	$0.32	$0.24	$0.21	$0.60
Diluted	$0.21	$0.31	$0.23	$0.20	$0.58
Shares used in computation:
Basic	12,623,924	15,965,004	16,003,088	16,134,869	16,257,008
Diluted	13,074,935	16,461,398	16,467,732	16,572,567	16,787,947

The Company adopted ASU 2016-09 in the third quarter of 2016, and the 2016 year to date impact of the adoption of this standard is reflected in full in the third quarter of 2016. For purposes of this table, the taxes on income, net income per share and the diluted shares used in the computation of earnings per share for the first and second quarters of 2016 have not been restated to reflect the retroactive application of this standard.

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016
Banking:
Interest income	$17,108	$19,212	$21,698	$24,573	$26,004
Interest expense	1,509	1,778	2,337	2,652	2,841
Net interest income	15,599	17,434	19,361	21,921	23,163
Provision for loan losses	570	1,200	400	1,250	1,231
Noninterest income	1,839	4,332	1,752	(170)	9,923
Noninterest expense	11,653	11,844	13,344	14,268	16,134
Income before taxes on income	$5,215	$8,722	7,369	$6,233	$15,721

Wealth Management:
Noninterest income	$5,171	$5,104	5,376	$5,222	$5,319
Noninterest expense	4,685	4,402	5,223	4,616	4,697
Income before taxes on income	$486	$702	153	$606	$622

Other and Eliminations:
Interest income	$-	$-	-	$-	$-
Interest expense	138	-	-	-	-
Net interest income	(138)	-	-	-	-
Noninterest income	(142)	(155)	(143)	(142)	(163)
Noninterest expense	618	924	850	966	705
Income before taxes on income	$(898)	$(1,079)	(993)	$(1,108)	$(868)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Average Balances:
Loans	$2,357,956	$1,562,960	$2,143,315	$1,378,191
Securities	508,193	190,107	525,089	154,538
Deposits: interest-bearing	1,520,979	997,854	1,369,892	850,800
Deposits: noninterest-bearing	806,861	300,414	615,409	269,930
Borrowings	362,576	334,022	499,191	334,260

Average Yield / Rate
Loans	3.77%	4.00%	3.82%	3.98%
Securities	2.52%	2.33%	2.39%	2.37%
Total interest-earnings assets	3.53%	3.79%	3.53%	3.83%
Deposits (interest-bearing only)	0.63%	0.53%	0.60%	0.53%
Deposits (noninterest and interest-bearing)	0.41%	0.41%	0.42%	0.40%
Borrowings	0.46%	0.38%	0.44%	0.45%
Total interest-bearing liabilities	0.60%	0.49%	0.56%	0.51%

Net Interest Rate Spread	2.93%	3.30%	2.97%	3.33%

Net Yield on Interest-earning Assets	3.15%	3.43%	3.15%	3.45%

	For the Quarter Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016

Average Balances:
Loans	$1,562,960	$1,663,406	$1,860,838	$2,208,793	$2,357,956
Securities	190,107	433,713	533,823	533,435	508,193
Deposits: interest-bearing	997,854	1,105,059	1,261,044	1,325,994	1,520,979
Deposits: noninterest-bearing	300,414	321,075	438,029	598,150	806,861
Borrowings	334,022	472,978	505,201	631,297	362,576

Average Yield / Rate:
Loans	4.00%	3.93%	3.91%	3.80%	3.77%
Securities	2.33%	2.29%	2.34%	2.32%	2.52%
Total interest-earnings assets	3.79%	3.59%	3.55%	3.51%	3.53%
Deposits (interest-bearing only)	0.53%	0.55%	0.57%	0.60%	0.63%
Deposits (noninterest and interest-bearing)	0.41%	0.42%	0.43%	0.41%	0.41%
Borrowings	0.38%	0.22%	0.43%	0.43%	0.46%
Total interest-bearing liabilities	0.49%	0.45%	0.53%	0.54%	0.60%

Net Interest Rate Spread	3.30%	3.14%	3.02%	2.97%	2.93%

Net Yield on Interest-earning Assets	3.43%	3.26%	3.17%	3.13%	3.15%

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended September 30, 2016 as Compared to Quarter Ended September 30, 2015

Our net income and income before taxes in the third quarter of 2016 were $9.7 million and $15.5 million, respectively, as compared to $2.8 million and $4.8 million, respectively, in the third quarter of 2015. The increase in income before taxes was the result of a $10.5 million increase in income before taxes for Banking and a $0.1 million increase in income before taxes for Wealth Management. The increase in Banking was due to higher net interest income and higher noninterest income which was partially offset by a higher provision for loan losses and higher noninterest expenses. Income before taxes for Wealth Management for the third quarter of 2016 was higher than the third quarter of 2015 due to a $0.1 million increase in noninterest income. Corporate interest expense decreased by $0.1 million due to the payoff of a term note in 2015, while corporate noninterest expenses increased by $0.1 million.

The effective tax rate for the third quarter of 2016 was 37% as compared to 42% for the third quarter of 2015. A $0.8 million reduction in taxes on income was realized in the third quarter of 2016 as a result of the adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvement to Employee Share-Based Payment Accounting” (“ASU 2016-09”). Under this new standard, excess tax benefits and deficiencies resulting from the exercise of, or vesting of, stock awards are now recognized as income tax benefit or expense in the period in which they occur. As set forth in ASU 2016-09, the Company recognized the impact of any activity that occurred since January 1, 2016 in the third quarter results.

Net interest income for Banking increased 48% from $15.6 million in the third quarter of 2015, to $23.2 million in the third quarter of 2016 due to a 63% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.30% in the third quarter of 2015 to 2.93% in the third quarter of 2016 was due to a decrease in yield on total interest-earning assets and an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets decreased from 3.79% to 3.53% due to an increase in the proportion of lower yielding securities to total interest-earning assets and a decrease in the yield on loans. The decrease in yield on loans was due to prepayments of higher yielding loans and the addition of loans at current market rates which are lower than the current yield on our loan portfolio. The increase in the cost of interest-bearing liabilities was due primarily to increased costs of borrowings related to higher rates on FHLB advances which were partially offset by the payoff of our higher cost term note in the third quarter of 2015. The average rate on FHLB advances increased from 0.22% in the third quarter of 2015 to 0.46% in the third quarter of 2016.

The higher provision for loan losses in the third quarter of 2016 as compared to the third quarter of 2015 was due a larger increase in the balance of loans during the third quarter of 2016 as compared to the third quarter of 2015.

Noninterest income in banking increased from $1.8 million in the third quarter of 2015 to $9.9 million in the third quarter of 2016 due to a $7.2 million gain on the sale of loans and a $1.0 million gain on the sale of securities realized during the third quarter of 2016. The gain on sale of loans was realized on the sale of $265 million of loans secured by multifamily properties to Freddie Mac who securitized the loans as part of their small balance loan program. $2.2 million of this gain was related to a clause included in the agreement with Freddie Mac which provided for changes in pricing based upon changes in rates on certain treasury swap indices. During the third quarter of 2016, we decided to sell $64 million of mortgage backed securities that carried higher risks of prepayments, resulting in the gain on sale of securities. Included in noninterest income in the third quarter of 2016 are $0.2 million of revenues related to our insurance agency operations. Noninterest revenue for Wealth

Management increased by $0.1 million to $5.3 million in the third quarter of 2016 when compared to the corresponding period in 2015 due to higher levels of AUM.

Noninterest expense in Banking increased from $11.7 million in the third quarter of 2015 to $16.1 million in the third quarter of 2016 due primarily to increases in staffing and costs associated with the Bank’s expansion, the growth of its balances of loans and deposits and costs associated with our property and casualty insurance agency operations which started during the third quarter of 2015. Compensation and benefits for Banking increased $1.2 million or 16% during the third quarter of 2016 as compared to the third quarter of 2015 as the number of full time equivalent employees (“FTE”) in Banking increased to 266.3 from 207.5 as a result of the increased staffing to support the growth in loans and deposits, a portion of which was offset by increased deferred costs relating to the higher loan originations. A $3.3 million increase in occupancy and depreciation, professional services and marketing and other expenses were related to higher legal costs related to ongoing litigation matters, costs associated with our expansion into additional corporate space and opening of new offices, and costs related to the higher levels of loans and deposits, including FDIC insurance and customer service costs. Included in noninterest expense in the third quarter of 2016 are $0.5 million of costs related to our insurance agency operations.

Nine Months Ended September 30, 2016 as Compared to Nine Months Ended September 30, 2015

Our net income and income before taxes in the first nine months of 2016 were $16.8 million and $27.7 million, respectively, as compared to $8.3 million and $14.5 million, respectively, in the first nine months of 2015. The increase in income before taxes was the result of a $13.0 million increase in income before taxes for Banking and a $0.3 million decrease in corporate expenses. Earnings before taxes for Wealth Management for the first nine months of 2016 were consistent with earnings before taxes for the first nine months of 2015. The increase in Banking was due to higher net interest income and higher noninterest income which was partially offset by a higher provision for loan losses and higher noninterest expenses. Corporate interest expense decreased by $0.6 million due to the payoff of a term note in 2015, while corporate noninterest expenses increased by $0.3 million.

The effective tax rate for the first nine months of 2016 was 39% as compared to 42% for the first nine months of 2015. A $0.8 million reduction in taxes on income was realized in the third quarter of 2016 as a result of the adoption of ASU 2016-09. Under this new standard, excess tax benefits and deficiencies resulting from the exercise of, or vesting of, stock awards are now recognized as income tax benefit or expense in the period in which they occur.

Net interest income for Banking increased 56% from $41.4 million in the first nine months of 2015, to $64.4 million in the first nine months of 2016 due to a 73% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.33% in the first nine months of 2015 to 2.97% in the first nine months of 2016 was primarily due to a decrease in yield on total interest-earning assets and an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets decreased from 3.83% to 3.53% due to an increase in the proportion of lower yielding securities to total interest-earning assets and a decrease in the yield on loans. The decrease in yield on loans was due to prepayments of higher yielding loans and the addition of loans at current market rates which are lower than the current yield on our loan portfolio. The increase in the cost of interest-bearing liabilities was due primarily to increased costs of borrowings related to higher rates on FHLB advances which were partially offset by the payoff of our higher cost term note in the third quarter of 2015. The average rate on FHLB advances increased from 0.20% in the first nine months of 2015 to 0.44% in the first nine months of 2016.

The higher provision for loan losses in the first nine months of 2016 as compared to the first nine months of 2015 was due to a larger increase in the balance of loans during the first nine months of 2016 as compared to the first nine months of 2015.

Noninterest income for Banking increased from $4.5 million in the first nine months of 2015 to $11.5 million in the first nine months of 2016. This $7.0 million increase was due to the recognition of the following during the first nine months of 2016:  a $7.2 million gain on the sale of loans; $1.3 million gain on the sale of securities, $2.4 million of costs incurred to close out a swap and a $0.8 million increase in revenues related to our insurance agency operations. The gain on sale of loans was realized on the sale of $265 million of loans secured by multifamily properties to Freddie Mac who securitized the loans as part of their small balance loan program. The agreement with Freddie Mac to sell these loans provided for changes in pricing based upon changes in rates on certain treasury swap indices. In an effort to reduce the interest rate risk associated with this agreement, the Company entered into a swap agreement. In conjunction with the finalization of pricing under the agreement, the Company closed out its swap position and paid $2.4 million, including fees, to counterparties under the swap agreement, and the pricing on the loan sale increased by $2.2 million. During the first nine months of 2016, during favorable market conditions, we sold securities with less desirable features and higher prepayment risk to better position our securities portfolio. Included in noninterest income in the first nine months of 2016 are $1.0 million of revenues related to our insurance agency operations. Noninterest revenue for Wealth Management increased by $0.5 million to $15.9 million in the first nine months of 2016 when compared to the corresponding period in 2015 due to higher levels of AUM.

Noninterest expense in Banking increased from $28.1 million in the first nine months of 2015 to $43.7 million in the first nine months of 2016 due primarily to increases in staffing and costs associated with the Bank’s expansion, the acquisition of Pacific Rim Bank (“PRB”) in June of 2015, the growth of its balances of loans and deposits and costs associated with our property and casualty insurance agency operations which started during the second quarter of 2015. Compensation and benefits for Banking increased $7.1 million or 40% during the first nine months of 2016 as compared to the first nine months of 2015 as the number of FTE in Banking increased to 256.2 from 180.1 as a result of the acquisition of PRB and increased staffing to support the growth in loans and deposits. An $8.5 million increase in occupancy and depreciation, professional services and marketing and other expenses were related to increased costs related to the acquisition of PRB, higher legal costs related to ongoing litigation matters, costs associated with our expansion into additional corporate space and opening of new offices, and costs related to the higher levels of loans and deposits, including FDIC insurance and customer service costs. Included in noninterest expense in the first nine months of 2016 are $1.7 million of costs related to our insurance agency operations. Noninterest expense in Wealth Management increased $0.5 million for the first nine months of 2016 as compared to corresponding period in 2015 primarily due to increased compensation costs related to the increase in FTE from 55.3 for the first nine months of 2015 to 59.1 for the first nine months of 2016.

Quarter Ended September 30, 2016 as Compared to Quarter Ended June 30, 2016

Our net income and income before taxes in the third quarter of 2016 were $9.7 million and $15.5 million, respectively, as compared to $3.3 million and $5.7 million, respectively, in the second quarter of 2016. The increase in income before taxes was the result of a $9.5 million increase in income before taxes for Banking and a $0.3 million decrease in corporate expenses. Earnings before taxes for Wealth Management for the third quarter of 2016 were consistent with earnings before taxes for the second quarter of 2016. The increase in Banking was due to higher net interest income and higher noninterest income which was partially offset by higher noninterest expenses.

The effective tax rate for the third quarter of 2016 was 37% as compared to 42% for the second quarter of 2015. A $0.8 million reduction in taxes on income was realized in the third quarter of 2016 as a result of the adoption of ASU 2016-09. Under this new standard, excess tax benefits and deficiencies resulting from the exercise of, or vesting of, stock awards are now recognized as income tax benefit or expense in the period in which they occur. As set forth in ASU 2016-09, the Company recognized the impact of any activity that occurred since January 1, 2016 in the third quarter results.

Net interest income for Banking increased 6% from $21.9 million in the second quarter of 2016 to $23.2 million in the third quarter of 2016 due primarily to a 5% increase in interest-earning assets. Included in interest income in the third quarter of 2016 is $0.4 million of recoveries from the payoff of acquired loans.

Noninterest income for Banking increased from a cost of $0.2 million in the second quarter of 2016 to income of $9.9 million in the third quarter of 2016 due to a $7.2 million gain on the sale of loans and a $1.0 million gain on the sale of securities realized during the third quarter of 2016 and $2.4 million of costs incurred to close out a swap incurred during the second quarter of 2016. The gain on sale of loans was realized on the sale of $265 million of loans secured by multifamily properties to Freddie Mac who securitized the loans as part of their small balance loan program. The agreement with Freddie Mac to sell these loans provided for changes in pricing based upon changes in rates on certain treasury swap indices. In an effort to reduce the interest rate risk associated with this agreement, the Company entered into a swap agreement. In conjunction with the finalization of pricing under the agreement, the Company closed out its swap position and paid $2.4 million, including fees, to counterparties under the swap agreement, and the pricing on the loan sale increased by $2.2 million. During the third quarter of 2016, we decided to sell $64 million of mortgage backed securities that carried higher risks of prepayments, resulting in the gain on sale of securities. Noninterest revenue for Wealth Management increased by $0.1 million in the third quarter of 2016 when compared to the second quarter of 2016 due to higher levels of AUM.

Noninterest expense in Banking increased from $14.3 million in the second quarter of 2015 to $16.1 million in the third quarter of 2016 due primarily to higher legal costs related to ongoing litigation matters and higher customer service costs related to our increased levels of noninterest-bearing demand deposits.

Changes in Financial Position

During the first nine months of 2016, total assets increased by $1.0 billion as loans and loans held for sale increased by $743 million, deposits increased by $817 million, securities decreased by $22 million, cash and cash equivalents increased by $281 million and FHLB advances increased by $155 million. The $743 million increase in loans during the first nine months of 2016 was the result of loan originations and funding of existing credit commitments of $1.3 billion which was partially offset by the sale of $265 million of loans and $311 million of payoffs and scheduled principal payments. The growth in deposits was due to the organic growth in deposits from our specialty deposit group and our branch offices.

Our credit quality remains strong as our ratio of non-performing assets to total assets decreased from 0.32% at December 31, 2015 to 0.28% at September 30, 2016. We realized net recoveries of $0.1 million during the first nine months of 2016 and the ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.59% at September 30, 2016.